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                Securities Exchange Act of 1934 (Amendment No. )

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                             Engelhard Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)





--------------------------------------------------------------------------------
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

[GRAPHIC OMITTED]

                                       101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

BARRY W. PERRY
Chairman and
Chief Executive Officer


                                                                  March 30, 2004

Dear Shareholder:

     You are cordially invited to attend the 2004 Annual Meeting of Shareholders, which will be held at 9 a.m., Eastern Daylight Savings Time, on Thursday, May 6, 2004, at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010.

     The enclosed Notice and Proxy Statement contain information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

     Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the Annual Meeting.

                                                     Sincerely yours,

                                                     /s/ Barry W. Perry

                              ENGELHARD CORPORATION
                                 101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                              --------------------

               NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

                              --------------------

To our Shareholders:

                                                                  March 30, 2004

     The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 6, 2004 at 9 a.m., Eastern Daylight Savings Time, at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010, for the following purposes:

          (1)  To elect two Directors;

          (2) To transact such other business as may properly come before the meeting.

     The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on March 15, 2004.

     A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at our offices located at 101 Wood Avenue, Iselin, New Jersey, during ordinary business hours for ten days prior to the meeting, and at the meeting.

                                           By Order of the Board of Directors

                                           Arthur A. Dornbusch, II
                                           VICE PRESIDENT, GENERAL COUNSEL AND
                                           SECRETARY


            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
       THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE OR TO VOTE
                        OVER THE INTERNET OR BY TELEPHONE

                              ENGELHARD CORPORATION
                                 101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                              --------------------

                          PROXY STATEMENT FOR THE 2004
                         ANNUAL MEETING OF SHAREHOLDERS

                              --------------------

                                ABOUT THE MEETING

WHY AM I RECEIVING THESE MATERIALS?

     The Board of Directors of Engelhard Corporation (sometimes referred to as "Engelhard" or "we" or "our") is providing these proxy materials for you in connection with our Annual Meeting of Shareholders, which will take place on Thursday, May 6, 2004.You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

WHO IS ENTITLED TO VOTE?

     Holders of Common Stock as of the close of business on March 15, 2004 will be entitled to vote. On such date there were outstanding and entitled to vote 124,271,610 shares of Common Stock of Engelhard, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. If you hold your shares in "street name" through a broker or other nominee, shares represented by "broker non-votes" will be counted in determining whether there is a quorum.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to Engelhard, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

     If you are a record holder of Common Stock (that is, if you hold Common Stock in your own name in Engelhard's stock records maintained by our transfer agent, Mellon Investor Services LLC), you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. If you are not a record holder of Common Stock (that is, if you hold Common Stock in "street name" through a broker or other nominee), you may vote your shares by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Daylight Savings Time on May 5, 2004.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I VOTE ELECTRONICALLY OR BY TELEPHONE?

     Yes. After you have submitted a traditional proxy card, you may change your vote at any time before the proxy is exercised by submitting either a notice of revocation or a duly executed proxy bearing a later date. If you previously submitted your proxy through the Internet or by telephone, you may revoke that proxy simply by voting again prior to the time at which such facilities close, by following the same procedures used in casting your prior vote; in that event the later submitted vote will be recorded and the earlier vote revoked.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominated slate of Directors (see page 5).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Each item to be voted on at the Annual Meeting requires the affirmative vote of the holders of a majority of the votes cast with respect to such item. A properly executed proxy marked "ABSTAIN" and a broker non-vote with respect to any such matter will not be treated as a vote cast, although it will be counted for purposes of determining whether there is a quorum.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

     The cost of soliciting proxies in the form enclosed will be borne by Engelhard. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, by our employees. We have also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. Engelhard may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

WHO ARE THE LARGEST OWNERS OF ENGELHARD'S COMMON STOCK?

     Set  forth  below  is  certain   information   with  respect  to  the  only
shareholders known to us who owned beneficially more than five percent (5%) of our voting securities as of March 1, 2004.

                                                        AMOUNT AND
                                                          NATURE
                                                       OF BENEFICIAL  PERCENT OF
                                                         OWNERSHIP      CLASS
                                                       -------------  ----------
Wellington Management Company, LLP (1) (2) ..........    15,516,313     12.37%
   75 State Street
   Boston, Massachusetts 02109

Dodge & Cox (3) .....................................    12,582,632     10.00%
   One Sansome Street
   35th Floor
   San Francisco, California 94104

Citigroup Inc. (4) ..................................    10,920,098      8.70%
   399 Park Avenue
   New York, New York 10043

Vanguard Windsor Funds--Vanguard Windsor Fund (2) (5)     9,476,500      7.55%
   100 Vanguard Boulevard
   Malvern, Pennsylvania 19355

Aim Funds Management, Inc. (6) ......................     6,757,300      5.39%
   5140 Yonge Street
   Suite 900
   Toronto, Ontario M2N 6X7


----------
(1)  As reported by Wellington  Management  Company,  LLP on an amendment to its
     Schedule 13G filed with the Securities and Exchange  Commission  ("SEC") on
     February 12, 2004. The Schedule 13G reports that Wellington Management Company, LLP shares dispositive power with respect to all of the reported shares, and shares voting power with respect to 5,569,563 of such shares.

(2) Wellington Management Company, LLP reports that, as an investment adviser, it shares beneficial ownership with one of its clients, Vanguard Windsor Funds. Consequently, the same shares may be shown as beneficially owned by Wellington Management Company, LLP and Vanguard Windsor Funds.

(3) As reported by Dodge & Cox on an amendment to its Schedule 13G filed with the SEC on February 17, 2004. The Schedule 13G reports that Dodge & Cox has sole dispositive power with respect to all of the reported shares, has sole voting power with respect to 11,768,732 of such shares and shares voting power with respect to 134,200 of such shares.

(4) As reported by Citigroup Inc. and its wholly-owned subsidiaries Citigroup Global Markets Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. on an amendment to its Schedule 13G filed with the SEC on February 5, 2004. The Schedule 13G reports that Citigroup Inc. and its wholly-owned subsidiaries Citigroup Global Markets Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. have shared beneficial ownership of the reported shares.

(5) As reported by Vanguard Windsor Funds--Vanguard Windsor Fund on an amendment to its Schedule 13G filed with the SEC on February 6, 2004.

(6) As reported by AIM Funds Management, Inc. on Schedule 13G filed with the SEC on February 13, 2004.

                            1. ELECTION OF DIRECTORS

     Our Board of Directors consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Mr. Burner and Mr. Napier are nominees for election as Class II Directors at the Annual Meeting. If elected, they will serve until 2007. The Class III Directors will be considered for reelection at our 2005 Annual Meeting. The Class I Directors will be considered for reelection at our 2006 Annual Meeting.

     Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

     The persons named as proxies in the accompanying proxy intend to vote, unless you instruct otherwise in your proxy, "FOR" the election of Mr. Burner and Mr. Napier as Class II Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

     The following table sets forth the name and age of each nominee and Director whose term continues, all other positions and offices, if any, now held by him or her with Engelhard and his or her principal occupation during the last five years.

     This year, Mr. Burner, who was elected as a Director by the Board in October 2003, is standing for election by the shareholders for the first time. Mr. Burner was identified to the Board by an executive recruitment firm which Engelhard retained for this purpose.

                    NOMINEES FOR REELECTION AT THIS MEETING,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                  PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)
                  ---------------------------------------------

DAVID L. BURNER
     Age 64. Mr. Burner has been a director of Engelhard since October 2003. He was the Chairman and Chief Executive Officer of Goodrich Corporation, an aerospace systems and services company, from prior to 1999 until his retirement in October 2003. He is also a director of Progress Energy, Inc., Milacron, Inc., Lance, Inc. and Briggs & Stratton Corporation.

JAMES V. NAPIER
     Age 67. Mr. Napier has been a director of Engelhard since 1986. He was the Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, from prior to 1999 until his retirement in November 2000. He is also a director of Scientific-Atlanta, Inc., Intelligent Systems Corporation, Vulcan Materials Company, McKesson Corporation and Wabtec Corporation.

                     DIRECTORS WITH TERMS EXPIRING MAY 2005,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)
                 ----------------------------------------------

NORMA T. PACE
     Age 82. Mrs. Pace has been a director of Engelhard since 1987 and was re-assigned from a Class II Director to a Class III Director at the time of Mr. Burner's election. She has been a Partner of Paper Analytics Associates, a planning and consulting company, from prior to 1999.

BARRY W. PERRY
     Age 57. Mr. Perry has been a director of Engelhard since 1997. He has been the Chairman and Chief Executive Officer of Engelhard since January 2001. From prior to 1999 until 2001, he was the President and Chief Operating Officer of Engelhard. Mr. Perry is also a director of Arrow Electronics, Inc. and Cookson Group plc.

DOUGLAS G. WATSON
     Age 59. Mr. Watson has been a director of Engelhard since 1991. He has been the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm, since June 1999. From July 2000 to September 2001, he was the President and Chief Executive Officer of ValiGen N.V., a biotechnology company. From prior to 1999 to May 1999, Mr. Watson was the President, Chief Executive Officer and Director of Novartis Corporation, a life sciences company. He is also a director of Dendreon Corporation, InforMedix, Inc. and Genta Inc. and Chairman of OraSure Technologies, Inc.

                     DIRECTORS WITH TERMS EXPIRING MAY 2006,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                  PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)
                  --------------------------------------------

MARION H. ANTONINI
     Age 73. Mr. Antonini has been a director of Engelhard since 1985. He has been a Principal of Kohlberg & Co., a private merchant banking firm, since prior to 1999 and has served as a director and an executive for many companies in which Kohlberg & Co. held an interest. One of these, Printing Arts America, a private commercial printing company, filed a Chapter 11 bankruptcy petition in October 2001, within two years of Mr. Antonini's resignation as its President. He is also a director of Scientific-Atlanta, Inc. and Redaelli Tecna S.p.A.

HENRY R. SLACK
     Age 54. Mr. Slack has been a director of Engelhard since 1981, resigned May 21, 1999, and was re-elected to the Board of Directors as a Class I director on June 3, 1999. He has been the Chairman of Terra Industries Inc., a producer of nitrogen products and methanol, since April 2001. From June 1999 to August 2002, he was Chairman of Task
          (USA) Inc., a private investment company. From prior to 1999 to June 1999, Mr. Slack was the Chief Executive of Minorco SA, an international natural resources company. He is also a director of African Gold Plc.

                       SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

   HOW MUCH COMMON STOCK DO ENGELHARD'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     Set forth in the following table is the beneficial ownership of Common Stock as of March 1, 2004 for all nominees, Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group.

   NAME                                                 SHARES                          PERCENT
   ----                                               ----------                        -------
Marion H. Antonini ..............................      106,047(1)(2)(3)(4)(5)              *
David L. Burner .................................        7,593(5)                          *
Arthur A. Dornbusch, II .........................      714,467(6)(7)                       *
John C. Hess ....................................      281,533(6)(7)                       *
Peter B. Martin .................................      150,211(6)(7)                       *
James V. Napier .................................       62,049(1)(2)(3)(5)                 *
Norma T. Pace ...................................       66,983(1)(2)(3)(5)                 *
Barry W. Perry ..................................    1,510,671(6)(7)                      1.2
Henry R. Slack ..................................       23,556(1)(2)(4)(5)                 *
Michael A. Sperduto .............................      223,432(6)(7)                       *
Douglas G. Watson ...............................       81,411(1)(2)(3)(5)                 *
All Directors and Executive Officers as a group .    3,417,804(1)(2)(3)(4)(5)(6)(7)       2.6

* Represents beneficial ownership of less than 1%.

(1) Includes 19,500 shares of Common Stock subject to options granted to each of Messrs. Antonini, Napier and Watson and Mrs. Pace and 7,500 shares of Common Stock subject to options granted to Mr. Slack under our Directors Stock Option Plan, which options may be exercised within 60 days from March 1, 2004.

(2)  Includes 21,529,  16,776, 2,708, 9,140 and 19,873 non-voting deferred stock units earned by Messrs. Antonini, Napier, Slack, Watson and Mrs. Pace under the Deferred Stock Plan for Non-employee Directors. Each deferred stock unit will be converted into a share of Common Stock upon termination of service.

(3) Includes 51,423, 15,250, 20,581 and 6,369 non-voting deferred stock units held by Messrs. Antonini, Napier, Watson, and Mrs. Pace under the Deferred Compensation Plan for Directors of Engelhard. Each deferred stock unit will be converted into a share of Common Stock at a future date based on the prior written request of each respective Director as prescribed by the plan.

(4) Includes 1,000 and 3,225 shares as to which Messrs. Antonini and Slack, respectively, disclaim beneficial ownership.

(5) Includes 7,593 shares of voting, but unvested, Common Stock for each of Messrs. Antonini, Burner, Napier, Slack, Watson, and Mrs. Pace granted under the Stock Bonus Plan for Non-employee Directors.

(6)  Includes 546,231, 245,774, 125,726, 1,332,641, 182,342 and 2,573,683 shares of Common Stock subject to options granted to Messrs. Dornbusch, Hess, Martin, Perry, Sperduto and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1991 (the "Stock Option Plan"), the Directors Stock Option Plan and the 2002 Long Term Incentive Plan, which options may be exercised within 60 days from March 1, 2004.

(7)  Includes  18,319,  11,455,  6,311,  75,592,  13,870 and  145,214  shares of voting, but unvested, restricted Common Stock held by Messrs. Dornbusch, Hess, Martin, Perry, Sperduto and all Directors and Executive Officers as a group, respectively.

                              CORPORATE GOVERNANCE

HOW OFTEN DID THE BOARD OF DIRECTORS MEET DURING 2003?

     Our Board of Directors held a total of six meetings during 2003. During 2003, all of our incumbent Directors attended more than 90% of the meetings of the Board and meetings of committees of the Board on which they served.

     Engelhard's Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of shareholders. All then members of Engelhard's Board of Directors attended the Annual Meeting of Shareholders in 2003.

WHAT COMMITTEES DOES THE BOARD OF DIRECTORS HAVE?

     Initially in 2003, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee and a Stock Option/Stock Bonus Committee. Effective February 12, 2004, the Board of Directors revised its committee structure. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of the charters for these committees, as well as Engelhard's Corporate Governance Guidelines, Engelhard's Policies of Business Conduct and Senior Financial Officer Ethics Code, are available under the Corporate Governance portion of the Investor Relations section of our website at www.engelhard.com and without charge in print to any shareholder who requests them from our Corporate Secretary.

AUDIT COMMITTEE

     The members of the Audit Committee are Mr. Watson (Chairman), Mrs. Pace and Mr. Napier. The Audit Committee assists the Board of Directors' oversight of (a) the integrity of Engelhard's financial statements, (b) the independent auditor's qualifications and independence, (c) the performance of Engelhard's internal audit function and independent auditors and (d) Engelhard's compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard's independent auditors. The Board of Directors has determined that all three members of the Audit Committee are audit committee financial experts as described in Item 401(h) of Regulation S-K. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" as defined by the New York Stock Exchange ("NYSE") Listing Standards and the rules of the SEC applicable to audit committee members. The

Audit  Committee  meets the  definition  of an audit  committee  as set forth in
Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held nine meetings during 2003. See "Report of Audit Committee" on page 29 for more information.

COMPENSATION COMMITTEE

     The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier and Slack. The Compensation Committee assists the Board of Directors by taking direct responsibility for (a) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluating the Chief Executive Officer's compensation in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer's compensation level based on this evaluation, (b) reviewing and approving compensation for executives (other than the Chief Executive Officer) and reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans, and (c) producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable laws, rules and regulations. The Board of
Directors has determined that each member of the Compensation Committee is "independent" as defined by the NYSE Listing Standards. The Compensation Committee (and its predecessor) held five meetings during 2003. See "Compensation Committee Report on Executive Compensation" on page 23 for more information.

NOMINATING AND GOVERNANCE COMMITTEE

     The members of the Nominating and Governance Committee are Messrs. Antonini (Chairman) and Watson. The Nominating and Governance Committee is primarily responsible for (a) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board, (b) overseeing the evaluation of the Board and management and (c) developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company. The Board of Directors has determined that each member of the Nominating and Governance Committee is "independent" as defined by the NYSE Listing Standards. The Nominating and Governance Committee was formed in February 2004.

     The Nominating and Governance Committee selects each nominee based on the nominee's skills, achievements and experience. As set forth in Engelhard's Corporate Governance Guidelines, the following criteria will be considered in
selecting  candidates  for  the  Board:  independence,   wisdom,  integrity,  an
understanding and general acceptance of Engelhard's corporate policy, valid business or professional knowledge and experience that can bear on Engelhard's and the Board of Directors' challenges and deliberations, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one's mind, an ability to challenge and stimulate management, future orientation, a willingness to commit time and energy, diversity, and international/global experience.

     When seeking candidates for Director, the Nominating and Governance Committee may solicit suggestions from incumbent Directors, management, shareholders or others. After conducting an initial evaluation of a candidate, the Nominating and Governance Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate's election. The Nominating and Governance Committee has the authority under its charter to retain a search firm. Prior to the formation of the Nominating and Governance Committee, management, in consultation with the directors who currently comprise the Nominating and Governance Committee, engaged two executive recruitment firms to identify and conduct preliminary evaluations of potential nominees.

     Engelhard's Corporate Governance Guidelines provide that the Governance and Nominating Committee will consider proposals for nominees for Director by shareholders, which are made in writing to Corporate Secretary, Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830. In order to nominate a director at the Annual Meeting, Engelhard's By-Laws require that a shareholder follow the procedures set forth in Article II, Section 7 of Engelhard's By-Laws. In order to recommend a nominee for a director position, a shareholder must be a shareholder of record at the time it gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of Engelhard (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of Engelhard's notice of annual meeting for the preceding year's annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year's annual meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     The shareholder notice must set forth the following:

     o As to each person the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitation of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such person's written consent of the nominee to serve as a director if elected, and

     o As to the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such shareholder's and beneficial owner's, name and address as they appear on Engelhard's books, the class and number of shares of Engelhard's common stock which are owned beneficially and of record by such shareholder and such beneficial owner, and whether either such shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to shareholder.

     In addition to complying with the foregoing procedures, any shareholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

HOW CAN I COMMUNICATE WITH BOARD MEMBERS?

     Except as otherwise designated, the Chairman of the Nominating and Governance Committee will serve as the presiding Director of regularly scheduled meetings of the Non-Management Directors. Engelhard's Corporate Governance Guidelines provide that shareholders of Engelhard and other interested parties may communicate with one or more of the Non-Management Directors by mail in care of General Counsel, 101 Wood Avenue, Iselin, New Jersey 08830. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to any specific addressee and any other appropriate Director or Directors for review. Unsolicited commercial materials will be available to any Non-Management Director who wishes to review it.

HOW ARE DIRECTORS COMPENSATED?

     Directors who are not our employees each received a retainer at the annual rate of $40,000 in 2003. In addition, Non-employee Directors received a $1,350 fee for each Board meeting attended in 2003. During 2003, Non-employee Directors also received a $1,350 fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and the chairman of each committee received an additional $5,000 annual retainer. Directors who are employed by us do not receive any Directors' fees or retainers.

     Pursuant to our Deferred Stock Plan For Non-employee Directors (the "Deferred Stock Plan"), each Non-employee Director is credited with deferred stock units, each of which evidences the right to receive a share of Common Stock of Engelhard upon the Director's termination of service. Deferred stock units were credited to the accounts of the Non-employee Directors annually on each May 31 with an amount of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to such Non-employee Director then in effect by the average daily closing price per share of Common Stock of Engelhard for the 20 trading days ending two days prior to such date. For years beginning with 2003, the date deferred stock units will be credited to accounts of Non-employee Directors has been changed to the record date for payment of dividends on shares of Common Stock of Engelhard occurring in the last month of the second calendar quarter of each year, and deferred stock units will be credited only to Non-employee Directors serving on the May 31 immediately preceding the crediting date. When a regular cash dividend is paid on the Common Stock, the dividend equivalent on deferred stock units is reinvested in additional deferred stock units. The entire balance of a Non-employee Director's account under the Deferred Stock Plan will be paid to the Non-employee Director, in either a lump sum or installments at the election of such Non-employee Director, in shares of our Common Stock upon the Non-employee Director's termination of service. If a "change in control" occurs and the Non-employee Director ceases to be a Director or the Deferred Stock Plan is terminated, shares equal to the entire balance of the account will be distributed within 30 days.

     Pursuant to our Stock Bonus Plan for Non-employee Directors (the "Directors Stock Bonus Plan"), each person who becomes a Non-employee Director prior to June 30, 2006 shall be awarded 7,593 shares of our Common Stock effective as of such person's election to our Board of Directors. Such shares will tentatively vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a Non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service. Shares may be received prior to such date if there has been a "change in control." If receipt of shares is accelerated due to a change in control, an additional payment will be made to compensate for the loss of the tax deferral.

     Pursuant to our Directors Stock Option Plan, each Non-employee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

     Pursuant to our Deferred Compensation Plan for Directors, Non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director into a cash or stock account. Under our Deferred Compensation Plan for Directors, deferred amounts will be paid at time of a "change in control" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Executive Officers and Directors and persons who own more than 10% of a registered class of Engelhard's equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such Executive Officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 2003.

                              CERTAIN TRANSACTIONS

     Citibank, N.A., a subsidiary of Citigroup Inc., which reports beneficial ownership of more than 5% of our Common Stock, participated with other lenders in lines of credit available to Engelhard under revolving credit facilities. Citibank's total commitment is $39,000,000, none of which was drawn in 2003. In 2003, Citibank received an initial fee of $10,000 and annual facility fees of $34,000 for these facilities. Citigroup received $85,000 in underwriting fees in our May 13, 2003 note offering. We use subsidiaries of Citigroup, as well as other firms, to provide cash management services to Engelhard. Fees to subsidiaries of Citigroup for these services aggregated less than $30,000 in 2003. In addition, Barclays Global Investors, N.A., which reported beneficial ownership of more than 5% of our Common Stock prior to July 2003, provides certain investment management services to Engelhard's pension plans. Fees for such services aggregated approximately $135,000 in 2003.

     Barclays Bank, plc, an affiliate of Barclays Global Investors, subsidiaries of Citigroup and other firms, engage in foreign exchange and commodities transactions with Engelhard in the ordinary course of business. All of these transactions are negotiated at arms-length as principals in competitive markets. During 2003, foreign exchange transactions with subsidiaries of Citigroup aggregated approximately $126,600,000 and metals transactions with Barclays Bank, plc aggregated approximately $330,000,000. In addition, during 2003, Engelhard provided services in precious metals financing transactions in which subsidiaries of Citigroup and Barclays Bank, plc received funds from third parties. Engelhard received approximately $157,000 in fees from subsidiaries of Citigroup and approximately $8,000 in net revenues from these transactions in which Barclays Bank, plc participated.

     Vanguard Group, an affiliate of Vanguard Windsor Funds, which reports beneficial ownership of more than 5% of our Common Stock, received $100,293 for administering 401(k) plans for our employees during 2003.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the compensation paid by us for services rendered in all capacities during each of the last three fiscal years to our Chief Executive Officer and our other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                               AWARDS (1)
                                ----------------------------------------------------  ------------------------------
                                                                       OTHER ANNUAL      RESTRICTED                     ALL OTHER
                                                                       COMPENSATION        STOCK                       COMPENSATION
                                YEAR     SALARY ($)    BONUS ($)           ($)        AWARD(S) ($) (2)   OPTIONS (#)    ($) (1)(3)
                                ----     ----------   ---------       -------------   ----------------   -----------   ------------
Barry W. Perry ............     2003     1,000,000    2,014,900(4)(5)   126,991(6)        1,000,288        238,388       375,398
Director, Chairman              2002       900,000    1,100,000         125,781(6)          326,403        293,352       355,040
and Chief Executive             2001       750,000    1,180,000(4)       95,667(6)        1,223,357        337,424       333,467
Officer

Michael A. Sperduto .......     2003       307,625      243,400              --             143,434         61,168        29,581
Vice President,                 2002       267,500      200,000              --             127,755         79,628        27,977
Chief Financial Officer         2001       223,679      155,750              --              93,666         45,868        26,277

Arthur A. Dornbusch, II ...     2003       325,323      218,100          12,092(7)          135,209         57,460       100,607
Vice President,                 2002       315,848      190,000          10,443(7)          127,755         83,520        95,150
General Counsel                 2001       307,395      192,500           8,977(7)          126,239         65,416        89,369
and Secretary

John C. Hess ..............     2003       261,783      167,400              --              91,486         36,208        54,658
Vice President,                 2002       249,318      144,000              --              82,017         49,884        51,693
Human Resources                 2001       236,320      146,518              --              81,364         40,376        48,552

Peter B. Martin ...........     2003       227,244      111,600              --              41,558         17,176        31,533
Vice President,                 2002       222,789       95,000              --              45,426         26,368        29,823
Investor Relations              2001       216,300      105,000              --              50,887         24,672        28,011


----------
(1) Our Key Employees Stock Bonus Plan, our Stock Option Plan, our Restricted Cash Incentive Compensation Plan, our 2002 Long Term Incentive Plan and our 2003 Share Performance Incentive Plan provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 20.

(2) As of December 31, 2003, Messrs. Perry, Sperduto, Dornbusch, Hess and Martin held 78,731, 12,568, 21,108, 12,671 and 7,512 unvested shares, respectively, of stock, which were awarded pursuant to our Key Employees Stock Bonus Plan having a market value of $2,357,993, $376,412, $632,185, $379,496 and $224,984, respectively. The amounts in the preceding sentence do not include the grants of restricted stock and restricted stock units which were made in 2004 for services rendered during 2003. Restricted stock awards of Engelhard's Common Stock granted under the Key Employees Stock Bonus Plan and the restricted stock units granted under the 2002 Long Term Incentive Plan vest in five equal annual installments commencing in the year following the grant (or in the case of the January 2002 award of 29,300 shares to Mr. Perry, such award vests entirely on the fifth anniversary of the date of grant). Vesting will be accelerated upon the occurrence of a "change in control." We pay dividends on restricted stock and credit dividend equivalents on restricted stock units, if and to the extent paid on Common Stock generally, but pay no dividends on stock options. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 20.

(3) Represents payouts in 2003, 2002 and 2001 pursuant to restricted cash awards made in 2000 under the Restricted Cash Incentive Compensation Plan.

(4)  Includes   $750,000  and  $250,000   special   awards  in  2003  and  2001,
     respectively, that are not included in the computation of pension benefits.

(5) Includes $750,000 awarded under the 2003 Share Performance Incentive Plan. Under this plan, Mr. Perry was entitled to a formula-based cash award if Engelhard's average closing stock price from January 1, 2003 through December 31, 2003 exceeded $28 and the average return on Engelhard's Common Stock during that period exceeded the average return on the S&P All Chemicals Index, or, if greater, an award of $750,000 if Engelhard's average closing stock price for the last twenty trading days of 2003 exceeded 115% of the average closing price for the same period in 2002. The average closing price condition was met, and Mr. Perry's award has been credited to a deferred compensation account, and will vest in three equal annual installments beginning on the first anniversary of the date of grant. The amount of any vested bonus, together with interest credited thereon, will generally be payable upon termination of Mr. Perry's employment. Vesting will accelerate upon a termination of Mr. Perry's employment due to disability, retirement or death, and the award will continue to vest if Mr. Perry's employment is terminated by Engelhard not for cause.

(6) Amounts include a $25,000 allowance for life insurance and $47,068 for supplemental disability insurance coverage in each of 2003, 2002 and 2001.

(7) Represents interest of $12,092, $10,443, and $8,997 accrued during 2003, 2002 and 2001, respectively, in excess of 120% of the applicable federal interest rate with respect to salary deferrals.


     The following table sets forth information concerning individual grants of stock options made under the 2002 Long Term Incentive Plan in December 2003 and February 2004 for services rendered during 2003 by each of the named Executive Officers.

                 OPTION GRANTS FOR SERVICES RENDERED DURING 2003

                                                                                                   GRANT DATE
                                       INDIVIDUAL GRANTS                                             VALUE
----------------------------------------------------------------------------------------------   -------------
                               NUMBER OF            % OF TOTAL
                               SECURITIES        OPTIONS GRANTED
                               UNDERLYING        TO EMPLOYEES FOR     EXERCISE OR                  GRANT DATE
                                OPTIONS         SERVICES RENDERED     BASE PRICE    EXPIRATION   PRESENT VALUE
           NAME             GRANTED (#) (1)        DURING 2003          ($/SH)         DATE         ($) (2)
 -----------------------    ---------------     -----------------     -----------   ----------   -------------
Barry W. Perry                  175,000                17%               29.99       12/11/13      1,895,250
                                 63,388                 6%               28.64        2/11/14        618,033

Michael A. Sperduto              37,280                 4%               29.99       12/11/13        403,742
                                 23,888                 2%               28.64        2/11/14        232,908

Arthur A. Dornbusch, II          34,952                 3%               29.99       12/11/13        378,530
                                 22,508                 2%               28.64        2/11/14        219,453

John C. Hess                     20,972                 2%               29.99       12/11/13        227,127
                                 15,236                 1%               28.64        2/11/14        148,551

Peter B. Martin                  10,252                 1%               29.99       12/11/13        111,029
                                  6,924                 1%               28.64        2/11/14         67,509


----------
(1) Options have a ten-year term and vest in four equal annual installments beginning on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 20.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the

     Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Common Stock during the applicable period. The model assumes:

     (a) an option term of 6.5 years, which represents anticipated exercise trends for the named Executive Officers;

     (b) interest rates of 3.8% and 3.6% for December 2003 and February 2004, respectively, that represent the current yield curves as of the grant dates;

     (c) an average volatility of approximately 35% calculated using average weekly stock prices for the 6.5 years prior to the grant date; and

     (d) dividend yields of 1.53% and 1.46% for December 2003 and February 2004, respectively (the dividend yields on the applicable grant dates).


     The following table sets forth information concerning each exercise of stock options during 2003 by each of the named Executive Officers and the value of unexercised options at December 31, 2003.

       AGGREGATE OPTION EXERCISES IN 2003 AND VALUES AT DECEMBER 31, 2003

                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING                    VALUE OF UNEXERCISED
                                         SHARES                       UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                       ACQUIRED ON       VALUE         DECEMBER 31, 2003 (#)               DECEMBER 31, 2003 ($)
                                        EXERCISE       REALIZED    -----------------------------     ------------------------------
NAME                                       (#)            ($)      EXERCISABLE     UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----------------------                 -----------     --------    -----------     -------------     -------------  ---------------
Barry W. Perry                            20,150       229,583      1,224,691         688,472          12,322,671     3,002,542
Michael A. Sperduto                         --            --          161,069         143,822           1,521,267       742,723
Arthur A. Dornbusch, II . .               39,000       476,697        508,928         175,552           5,399,810       986,985
John C. Hess                               3,525        41,888        223,450         105,362           2,366,494       588,735
Peter B. Martin                             --            --          112,392          58,339           1,184,422       331,564

                                  PENSION PLANS

     The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under our qualified defined benefit pension plan, as well as the non-qualified supplemental retirement program. This non-qualified plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides enhanced benefits for certain named key executives, including the individuals named in the Summary Compensation Table, based on remuneration that is covered under the plans and years of service with Engelhard and its subsidiaries.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                -------------------------------------------------------------------
FINAL AVERAGE PAY                15 YEARS       20 YEARS      25 YEARS      30 YEARS      35 YEARS
---------------------------     ----------     ----------    ----------    ----------    ----------
$  400,000                        $133,674     $ 181,674     $ 229,674     $ 277,674     $ 277,674
   600,000                         205,674       277,674       349,674       421,674       421,674
   800,000                         277,674       373,674       469,674       565,674       565,674
 1,000,000                         349,674       469,674       589,674       709,674       709,674
 1,200,000                         421,674       565,674       709,674       853,674       853,674
 1,400,000                         493,674       661,674       829,674       997,674       997,674
 1,600,000                         565,674       757,674       949,674     1,141,674     1,141,674
 1,800,000                         637,674       853,674     1,069,674     1,285,674     1,285,674
 2,000,000                         709,674       949,674     1,189,674     1,429,674     1,429,674
 2,200,000                         781,674     1,045,674     1,309,674     1,573,674     1,573,674
 2,400,000                         853,674     1,141,674     1,429,674     1,717,674     1,717,674
 2,600,000                         925,674     1,237,674     1,549,674     1,861,674     1,861,674
 2,800,000                         997,674     1,333,674     1,669,674     2,005,674     2,005,674


     A participant's remuneration covered by our pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 16, credited years of service under the plans as of December 31, 2003 are as follows: Mr. Perry, 15 years; Mr. Sperduto, 20 years; Mr. Dornbusch, 27 years; Mr. Hess, 19 years; and Mr. Martin, 7 years. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Engelhard entered into an employment agreement with Mr. Perry dated as of August 2, 2001. The initial term of the agreement extended until December 31, 2003. Mr. Perry's employment agreement is automatically extended for successive periods so that the remaining term shall always be twelve months, unless notice of intention not to extend shall have been given in writing twelve months prior to the expiration of any extended term. The agreement will terminate no later than December 31, 2011. The agreement provides for an annual salary of not less than $750,000 for calendar year 2001, $900,000 for calendar year 2002 and $1,000,000 for calendar year 2003, with increases thereafter to be determined by the Compensation Committee of the Board of Directors. In addition, the employment agreement provides for participation in Engelhard's annual Management Incentive Program with target award amounts (not less than one-third of which shall be in the form of a cash bonus) of 75% of the annual salary for 2001, 100% of the annual salary for 2002 and 125% of the annual salary for 2003 and thereafter. The agreement also provided for a formula-based grant of additional equity awards for 2001 if Engelhard's average closing stock price for 2001 exceeded $25 and the total return on Engelhard's Common Stock during calendar year 2001 exceeded the total return of the All S&P Chemicals Index. Since these conditions were met, Mr. Perry was eligible for and received the equity awards set forth in "Summary Compensation Table" on page 16 and "Compensation Committee Report on Executive Compensation" on page 23. Mr. Perry also received an additional five years of credited service under our supplemental retirement program, is entitled to participate in the benefit plans of Engelhard and is entitled to certain other perquisites.

     In the event Engelhard terminates Mr. Perry's employment other than for cause (as defined in the agreement) or in the event Mr. Perry terminates his employment for good reason (as defined in the agreement), the employment agreement provides that Mr. Perry will receive an amount equal to two times the lesser of (i) 4.5 times his then current annual base salary or (ii) the average for the three calendar years preceding such calculation (or such lesser number of calendar years beginning with the calendar year 2001) of the sum of Mr. Perry's annual base salary, annual bonus and the grant date cash value of equity based awards. Amounts payable pursuant to this termination provision will be reduced by certain severance amounts paid to Mr. Perry under the Change in Control Agreements described below. Upon any such termination, Mr. Perry will also be entitled to continued benefits for two years following such termination.

     Pursuant to our Change in Control Agreements, we will provide severance benefits in the event of a termination of an Executive (as defined), except a termination:

     (1)  because of death,

     (2)  because of "Disability,"

     (3)  by Engelhard for "Cause," or

     (4) by the Executive other than for "Good Reason," within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change in Control Agreement) or "change in control" (as defined below) and ending on the third anniversary of the date on which a "change in control" occurs. The severance benefits include:

     (1) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued;

     (2) an amount equal to a pro-rated incentive pool award under our Incentive Compensation Plan, determined as set forth in the Agreement;

     (3) an amount equal to two times the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;

     (4) continued coverage under our life, disability, health, dental and other employee welfare benefit plans for up to two years;

     (5) continued participation and benefit accruals under our Supplemental Retirement Program for two years following the date of termination; and

     (6) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.


     Each of Messrs. Perry, Sperduto, Dornbusch, Hess and Martin is defined as an Executive.

     For purposes of our Change in Control Agreements, a "change in control" is triggered if one of the following occurs:

     (1) twenty-five percent or more of our outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or

     (2) a majority of our Board of Directors ceases to consist of the existing membership or successors approved by the existing membership or their similar successors, or

     (3) shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of our outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of our voting securities immediately prior thereto, or

     (4)  shareholder approval of either:

          (a)  a complete liquidation or dissolution of Engelhard or

          (b) a sale or other disposition of all or substantially all of the assets of Engelhard, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of Engelhard's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

     Our Key Employees Stock Bonus Plan, our Stock Option Plans and our 2002 Long Term Incentive Plan, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of a "change in control" as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same. If vesting of awards under the Key Employees Stock Bonus Plan is accelerated, an additional payment will be made to compensate for the loss of tax deferral.

     Unless a contrary advance election is made, amounts deferred under our Deferred Compensation Plan for Key Employees will be paid in a lump sum upon a "change in control" (a "change in control" for this purpose will occur if either
(1) or (2) in the above definition of "change in control" occurs). If payments are so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral. Under our Directors and Executives Deferred Compensation Plans, which provided for elective deferrals of compensation earned for years from 1986 through 1993, deferred amounts will be paid at the time of an "acquisition of a control interest" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment. In addition, certain supplemental retirement benefits under our Supplemental Retirement Program will vest upon a "change in control" (defined as described above in the case of the Change in Control Agreements).

     Our Restricted Cash Incentive Compensation Plan, which is provided to all of the Executive Officers, provides for the acceleration of vesting of awards granted in the event of the occurrence of a change in control. A participant under this plan will, subject to such other conditions, if any, as the Compensation Committee may impose, receive accelerated vesting of awards in the event of a "change in control," as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the persons presently owning the same.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the overall direction of the Compensation Committee of the Board of Directors and in accordance with our Stock Option Plans and Long Term Incentive Plan approved by our shareholders, we have developed and implemented compensation programs designed to:

     o Attract and retain key employees who can build and continue to grow a successful company;

     o Provide incentive to achieve high levels of company, business, and individual performance; and

     o    Maintain and enhance alignment of employee and shareholder interests.

     The Compensation Committee is composed entirely of Non-employee Directors individually noted as signatories to this report.

     The Compensation Committee is responsible for overseeing the development and for review and approval of:

     o   Overall compensation policy;

     o Salaries for the Chief Executive Officer and for approximately 18 other senior managers worldwide;

     o Aggregate cash incentive awards for Engelhard and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 18 other senior managers worldwide;

     o Plan design and policies related to senior management and employee awards of options and restricted stock; and

     o Individual grants under the Stock Option Plans, Stock Bonus Plan and awards under the 2002 Long Term Incentive Plan to the Chief Executive Officer and other senior employees worldwide.

     In exercising those responsibilities and in determining the compensation in particular of Mr. Perry and in general of other senior managers individually reviewed, the Committees examine and set:

     1.   BASE SALARY

         The Compensation Committee reviews salaries annually against industry practices as determined by a number of professional outside consultants who conduct annual surveys. Our current competitive target is to pay at or above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on our target and its actual competitive position. A market analysis was done on the existing salary structure and it was determined that no major structure adjustments were necessary. Likewise, merit budgets are established based on a competitive target, actual competitive position, and our desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

          Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, free cash flow, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary-ranges.

          Mr. Perry's salary was increased 10% for 2004 in accordance with competitive practice. Base salary continues to be less than one-fourth of total compensation for Mr. Perry and generally less than one-half of total compensation for other senior management. This reflects our emphasis on non-fixed compensation, which varies with Engelhard performance, and on other equity vehicles which are closely aligned with shareholder interests.

     2.   ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

          Our  Management  Incentive  Plan  integrates  incentive   compensation
     vehicles (including bonus award, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of Engelhard and/or the applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to exceptional results. Overall incentive pools are established for cash, restricted stock, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of Engelhard and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. Management, under the direction of the Committee, may adjust these pools up or down based on the economic climate or other special circumstances. Individual awards are determined based on performance against specific objectives within the limits of the pools.

          The value of awards made for services in 2003 under Engelhard's Management Incentive Plan increased by 15.0% from 2002. As provided under this plan, the level of the pool generated for Engelhard overall and each business group depends upon that group's actual performance against targets established at the beginning of 2003. Once each group's pool was established, individual performance based awards were made as described below. In assessing the appropriate level of compensation for Mr. Perry, the Compensation Committee retained an independent compensation consultant, which was charged with reviewing both competitive practice and the Company's performance against applicable comparator companies to ensure that Mr. Perry's compensation was properly aligned with shareholders' interests and to further ensure that his compensation was aligned with performance. As part of this process the Company's performance against a peer group of companies was assessed; among the measures reviewed were one and three year results for operating margin, return on invested capital, total shareholder return, and return on average assets. In the aggregate these measures indicate that the Company's performance was at or about the 75th percentile when reviewed against the equivalent performance of the peer group. (Such review was supplemental to, and supportive of, other similar studies conducted at the Committee's direction during 2003.)

          a.   ANNUAL CASH INCENTIVE PROGRAM

               This program is designed to provide focus on expected annual results and recognition of accomplishment for the year.

               For 2003, actual cash payments determined under the Management Incentive Plan, including the cash incentive payments to all Executive Officers, were 98% of the competitively defined pool as factored for performance.

               For the year 2003, Mr. Perry received a cash incentive award of $2,014,900, compared with $1,100,000 for 2002. The 2003 amount includes $750,000 awarded under the 2003 Share Performance Incentive Plan, a formula-based plan that credits awards to a deferred compensation account and vests in three equal annual installments beginning on the first anniversary of the date of grant. See Note 5 to the Summary Compensation Table contained in "Executive Compensation and Other Information" on page 16. The Committee has approved a similar compensation arrangement for Mr. Perry for 2004. Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 75th percentile of competitive practice for those employees in businesses whose achievement of targeted results and whose individual performance warrants such compensation.

          b.   RESTRICTED STOCK AND RESTRICTED STOCK UNITS

               Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in Engelhard. Eligible employees are reviewed annually for award grants determined in the manner previously described.

               The total equity value awarded under the Management Incentive Plan to Executive Officers and other participants for 2003 was 96% of the plan generated pool. The Committee determines the amount of the equity pool for the year, which is then converted to a combination of restricted stock and stock options. Approximately one-third of the value of this equity pool, using present value methodologies, awarded for 2003 was in the form of restricted stock.

               For the year 2003, Mr. Perry received a restricted stock award of 13,190 shares under the Key Employees Stock Bonus Plan. In addition, an award of 21,470 restricted stock units was granted Mr. Perry for 2003 under the 2002 Long-Term Incentive Plan. These vest ratably over five years with conversion to shares on payout, earn dividend equivalents that accrue interest and are generally comparable in economic benefit to the Company's traditional restricted stock awards, except that these restricted stock units do not vest on retirement absent a determination by the Board. The award of these restricted stock units reflects the Committee's determination, based on the specific report of a nationally recognized compensation consulting firm as well as additional supporting data, that Mr. Perry's annual compensation was below the target level in relation to CEO compensation at peer organizations, and that the award of additional restricted stock units to Mr. Perry provided an effective means to address the differential while incentivizing both performance and retention.

               Mr. Perry received a restricted stock award of 15,700 shares pursuant to the Management Incentive Plan for 2002.

               In accordance with the terms of his employment agreement, Mr. Perry was also awarded special restricted stock awards in 2001 of 29,300 shares that do not vest until the fifth anniversary of the award, when they vest entirely. See "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 20. After assessing Mr. Perry's 2001 performance, the Committee awarded an additional restricted stock award of 3,640 shares in recognition of the appreciable increase in shareholder value created since he became Chairman and Chief Executive Officer. Neither of these awards was considered as part of the total equity award under the Management Incentive Plan described above.

          c.   STOCK OPTIONS

               Our Stock Option Plans have been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, approximately two-thirds of the compensation value of the equity pool was paid in the form of stock options.

               In addition, senior managers worldwide including all the Executive Officers are reviewed for annual stock option grants determined under the Management Incentive Plan in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life. Options granted for 2003 under the Management Incentive Plan were 96% of the pool generated.

               For the year 2003, Mr. Perry received 238,388 stock option awards under the Management Incentive Plan. He received 293,352 stock options in 2002.

     The Committee directs the purchase of compensation survey information from several independent professional consultants in order to renew the base, annual cash incentive, and total compensation of Mr. Perry and other individual senior managers and employee groups.

     The Committee is satisfied that relevant competitive data and achievements of Engelhard against its targets in the context of the economic and competitive environment in which Engelhard has operated support the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests. Nevertheless, the Committee may reevaluate the current compensation program design as part of their ongoing process of oversight on such matters.

     Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of Engelhard) to no more than $1 million each. The Committee is aware of this limitation and will continue to consider tax consequences as well as other relevant factors in connection with compensation decisions.

                             COMPENSATION COMMITTEE

Marion H. Antonini               James V. Napier                 Henry R. Slack

                                PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(a)
                   AMONG ENGELHARD CORPORATION, S&P 500 INDEX
                            AND ALL S&P CHEMICALS(b)


        [THE DATA BELOW APPEARS AS A LINE GRAPH IN THE PRINTED DOCUMENT]

                        ENGELHARD                        ALL S&P
                       CORPORATION      S&P 500         CHEMICALS
                       -----------      -------         ---------
             1998         100            100              100
             1999          98.85         121.04           119.16
             2000         109.24         110.02           104.07
             2001         150.75          96.95           106.14
             2002         123.61          75.52           101.73
             2003         168.31          97.18           128.04


                                                                   DECEMBER 31,
                                     ------------------------------------------------------------------------
                                      1998          1999         2000         2001         2002         2003
                                     ------        ------       ------       ------       ------       ------
Engelhard Corporation ............   100.00         98.85       109.24       150.75       123.61       168.31
S&P 500 Index ....................   100.00        121.04       110.02        96.95        75.52        97.18
All S&P Chemicals ................   100.00        119.16       104.07       106.14       101.73       128.04

----------
(a) Assumes $100 invested on December 31, 1998 in each referenced group with reinvestment of dividends.

(b) The All S&P Chemicals index includes all 42 companies (including Engelhard) in all chemical subindices from the S&P 1500.

                            REPORT OF AUDIT COMMITTEE

GENERAL

     The primary purpose of the Audit Committee is to assist the Board of Directors' oversight of (a) the integrity of Engelhard's financial statements,
(b) the independent auditor's qualifications and independence, (c) the performance of Engelhard's internal audit function and independent auditors and
(d) Engelhard's compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard's independent auditors. The Audit Committee is composed of all independent directors and operates under a written charter adopted and approved by the Board of Directors, attached as Appendix A to this Proxy Statement. During the fiscal year 2003, the Audit Committee held nine meetings.

     It is not the responsibility of the Audit Committee to plan or conduct audits, determine that Engelhard's financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, or to certify Engelhard's financial statements. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to guarantee the independent auditor's report or to assure compliance with laws and regulations and Engelhard's Policies of Business Conduct.

     Based on the Audit Committee's review of the audited financial statements as of and for the fiscal year ended December 31, 2003 and its discussions with management regarding such audited financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT Committees), its discussions with the independent auditors regarding such auditor's independence, the matters required to be discussed by the Statement on Auditing Standards 61 (COMMUNICATION WITH AUDIT COMMITTEES) and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2003 be included in Engelhard's Annual Report on Form 10-K for such fiscal year.

                                 AUDIT COMMITTEE

Douglas G. Watson                James V. Napier                   Norma T. Pace

The foregoing Audit Committee Report shall not be incorporated by reference into any of Engelhard's prior or future filings with the SEC, except as otherwise explicitly specified by Engelhard in any such filing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On May 2, 2002, the Audit Committee and the Board of Directors determined that Arthur Andersen LLP ("AA") should be dismissed as our independent accountants as soon as a new accounting firm was engaged.

     The report of AA on our financial statements for the fiscal year ended December 31, 2001 and December 31, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During our fiscal years ended December 31, 2001 and December 31, 2000, and during the subsequent period ended May 2, 2002, there were no disagreements with AA on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of AA, would have caused AA to make reference to the matter in their report. During our fiscal years ended December 31, 2001 and 2000, and during the subsequent interim period, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

     Engelhard has provided AA with a copy of the foregoing disclosure. A copy of AA's letter, dated May 2, 2002, stating their agreement with the accuracy of these statements is attached as Exhibit 16.1 to Engelhard's Form 8-K dated May 2, 2002 and filed with the SEC.

     The Board of Directors, based on the recommendation of the Audit Committee, voted to engage Ernst & Young LLP ("E&Y") as our independent accountants on May 2, 2002. During the two most recent fiscal years and the subsequent interim period preceding the engagement of E&Y, neither we nor anyone on our behalf has consulted E&Y regarding: (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, which consultation resulted in the providing of a written report or oral advice concerning the same to us that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

     E&Y expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

FEES BILLED TO ENGELHARD BY ERNST &YOUNG LLP DURING EACH OF THE FISCAL YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

     AUDIT FEES

     The aggregate audit fees billed to Engelhard by E&Y, which consists principally of services rendered in connection with the audit of Engelhard's financial statements included in Engelhard's Annual Report on Form 10-K for Fiscal Year 2003, the review of Engelhard's financial statements included in Engelhard's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2003 and statutory audits in non-U.S. locations, totaled $3,092,000 as compared to $2,418,000 for the fiscal year ended December 31, 2002.

     AUDIT-RELATED FEES

     The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2003 and December 31, 2002 for audit-related services totaled $439,000 and $241,000, respectively. Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of government research programs.

     TAX FEES

     The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2003 and December 31, 2002 for tax services totaled $3,170,000 and $1,274,000, respectively. Tax fees consist of tax planning and tax compliance services.

     OTHER FEES

     No other fees were incurred or billed to Engelhard by E&Y during each of the fiscal year ended December 31, 2003 and December 31, 2002, other than those described above.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee considered and concluded that the provision of non-audit services by E&Y is compatible with maintaining auditor independence.

     Audit fees are reviewed and explicitly approved by the Audit Committee on an annual basis. Engelhard's Audit Committee has established detailed policies and procedures for the pre-approval of audit, audit-related, tax and other services. These procedures include review and approval of the nature of permissible services in 31 specific service categories. The Audit Committee has pre-approved fees within nine service categories. Additionally, and notwithstanding any pre-approval, any individual service for $100,000 or more requires explicit review and approval of the Audit Committee before the auditor is engaged. The Chairman has authority to approve engagements within permitted service categories on an interim basis, subject to review at the next Audit Committee meeting.

                          FUTURE SHAREHOLDER PROPOSALS

HOW DO I MAKE A PROPOSAL FOR THE 2005 ANNUAL MEETING?

     The deadline for you to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the 2005 Annual Meeting of Shareholders (the "2005 Annual Meeting") is November 30, 2004. Any shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act must be received by us after December 30, 2004 and before January 29, 2005. If received by us after January 29, 2005, then our proxy for the 2005 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2005 Annual Meeting.

                                  HOUSEHOLDING

     The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Investor Relations Department, Engelhard Corporation, 101 Wood Avenue, Iselin New Jersey 08830.

     If you are currently a shareholder sharing an address with another shareholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household) please contact us at the above address.

                     ELECTRONIC DELIVERY OF PROXY MATERIALS

     As an alternative to receiving printed copies of these materials in future years, we are pleased to offer shareholders the opportunity to receive proxy mailings electronically. Electronic delivery saves us money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials and to vote your shares online. To request electronic delivery, please vote via the Internet at www.eproxy.com/ec and, when prompted, enroll to receive or access proxy materials electronically in future years. You may discontinue electronic delivery at any time.

                             ELECTRONIC PROXY VOTING

     Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholder's identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

                                  OTHER MATTERS

     At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Engelhard.

                                     By Order of the Board of Directors

                                           ARTHUR A. DORNBUSCH, II
                                       VICE PRESIDENT, GENERAL COUNSEL
                                                AND SECRETARY

March 30, 2004

                                                                      APPENDIX A

                              ENGELHARD CORPORATION
                            AUDIT COMMITTEE CHARTER

I.   AUDIT COMMITTEE PURPOSE

     The Audit Committee (the "Committee"), in its capacity as a committee of the Board, shall assist the Board in overseeing:

     --   the integrity of the Company's financial statements,

     -- the compliance by the Company with all applicable laws, regulations and corporate policies,

     --   the independent auditor's qualifications and independence, and

     --   the   performance  of  the  Company's   internal  audit  function  and
          independent auditor.

     The Audit Committee shall prepare an audit committee report as required by the SEC to be included in the Company's proxy statement.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the responsibility or duty of the Committee to plan or conduct audits, to guarantee the auditor's report, to certify the Company's financial statements or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or applicable rules and regulations. It is also not the responsibility of the Committee to ensure compliance with laws and regulations or with the Company's Policies of Business Conduct. These are the responsibilities of management and the independent auditor, as appropriate.

II.  AUDIT COMMITTEE AUTHORITY

     The Committee has the sole authority to, and shall directly, appoint, retain, evaluate and terminate the Company's independent auditor, which shall report directly to the Committee. The Committee shall be directly responsible for determining the compensation (including as to fees and terms) and oversight of the work of the Company's independent auditor
     (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Committee shall have the sole authority to, and shall pre-approve all auditing services and permitted non-audit services performed for the Company by the independent auditor, subject to applicable laws, rules and regulations. The Committee has the authority, without Board approval, to retain, at the Company's expense, independent or outside legal, accounting, or other advisors of its choice as it deems necessary or appropriate in the performance of its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to such advisors employed by the Committee, to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The Committee may request any officer or employee of the Company or the Company's counsel or independent auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee may delegate authority to an individual member of the Committee or to subcommittees to the extent permitted by applicable laws, rules and regulations, including those of the New York Stock Exchange.

III. AUDIT COMMITTEE MEMBERSHIP AND MEETINGS

     The Committee shall be comprised of three or more independent directors appointed annually by the Board. Each member shall comply with and satisfy requirements of the New York Stock Exchange and all other applicable laws, rules and regulations and may be removed by the Board of Directors in its discretion. If a Committee Chairman is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership present at the meeting.

     All members of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgement, or must become financially literate within a reasonable time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment.

     The Committee shall meet at stated times four times per year, or more frequently as circumstances dictate. Meetings of the Committee shall be called by the Chairman of the Committee or the Chief Executive Officer of the Company. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company's records.
     Reports of meetings of the Committee shall be made to the Board at its regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board approved by the Committee.

     Periodically, the Committee shall meet with management, the director or senior representative of internal audit and the independent auditor in separate sessions to discuss any matters that the Committee or any of the aforementioned believes should be discussed.

IV.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     The Committee shall:

     A.   GENERAL

          1. Discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and any related certifications required to be made by any officer of the Company, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

          2. Discuss with management and the independent auditor the Company's quarterly financial statements, including disclosures made in management's discussion and analysis, and any related certifications to be made by any officer of the Company, including the results of the independent auditor's reviews of the quarterly financial statements.

          3. Review the Company's disclosure controls and procedures and the certifications required to be made by any officer of the Company in each of the Company's quarterly reports on Form 10-Q and the Company's annual report on Form 10-K.

          4. Discuss with management the Company's earnings press releases, including the type and presentation of information to be included therein, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's responsibility to discuss earnings releases as well as to review any financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

          5. Prepare a report to shareholders to be included in the Company's annual proxy statement in accordance with applicable laws, rules and regulations.

          6. Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

          7. Review with management and/or the independent auditor, and discuss as necessary, all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

          8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

          9. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

          10. Review and assess any legal, regulatory and environmental matters that may have a material impact on the Company's financial statements.

          11. Review the adequacy of internal controls and the activities of the Company's internal audit department, including the proposed annual audit plan, periodic reports on the status of the plan, assessments of the Company's risk management processes and system of internal control, and summaries of any significant issues raised during the performance of internal audits.

          12.  Review  and  assess  compliance  with all  applicable  rules  and
               regulations   of  the  SEC  and  the  New  York  Stock   Exchange
               specifically applicable to the composition and responsibilities of the Audit Committee.

          13. Review annually the Company's Policies of Business Conduct, which prohibits unethical or illegal activities by the Company's directors, officers and employees, as well as review the actions taken to monitor compliance with the Code.

          14. Recommend to the Board any waivers for directors or executive officers proposed to be granted, and review any material waivers for non-executive officers or employees granted by the General Counsel, pursuant to the Company's Policies of Business Conduct.

     B.   INDEPENDENT AUDITORS

          The Committee shall:

          1. Set clear policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account.

          2. Review and evaluate the experience and qualifications of the lead (or coordinating) partner of the independent auditor.


          3. Obtain and review a report from the independent auditor at least annually describing (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues, and (c) in order to assess the auditor's independence, all relationships between the independent auditor and the Company.

               Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the services provided by the independent auditor and the opinions of management and the internal auditor. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Committee should further consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall present it conclusions to the full Board.

          4. Discuss with the independent auditor any matters required to be discussed in accordance with SAS 61 relating to the conduct of the audit. In particular, discuss:

               (a) the adoption of, proposal of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

               (b) any management or internal control letter provided, or proposed to be provided, by the independent auditor and the Company's response to that letter; and

               (c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

          5. Review with the independent auditor and financial management of the Company the scope and staffing of the proposed audit for the current year and, at the conclusion thereof, review such audit including any comments or recommendations of the independent auditor.

          6. Review with the independent auditor any audit problems or difficulties and management's response.

          7. Receive, and take any required or appropriate action in relation to, all reports and other communications which the independent auditor is required to make to the Audit Committee, including timely reports concerning:

               (a)  all critical accounting policies and practices to be used;

               (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

               (c) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

          8. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

          9.   Obtain assurance from the independent auditor that the Company is
               in  compliance   with  the  provisions  of  Section  10A  of  the
               Securities Exchange Act of 1934, as amended.

     C.   OTHER AUDIT COMMITTEE RESPONSIBILITIES

          The Committee shall:

          1. Review and reassess the adequacy of this Charter and the Committee's own performance annually or more often as conditions dictate, and recommend proposed changes to the Board.

          2. Review the appointment, performance and replacement of the senior internal auditing executive and the performance of the internal audit group.

          3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

          4. Perform any other activities consistent with this Charter, the Company's By-laws and as the Committee or the Board deems necessary or appropriate.

                                                               [GRAPHIC OMITTED]

                                                                   NOTICE OF
                                                                ANNUAL MEETING
                                                                       OF
                                                                 SHAREHOLDERS
                                                                   AND PROXY
                                                                   STATEMENT

                                                                  May 6, 2004

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE                       Please        |----|
UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.              Mark Here     |    |
1.                                                                                                         for Address   |----|
                                                                                                           Change or
                                                                                                           Comments
                                                                                                           SEE REVERSE SIDE

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.


                             FOR         WITHHELD
                            |----|        |----|
1. Election of  Directors;  |    |        |    |               CONSENTING TO RECEIVE ALL FUTURE ANNUAL MEETING MATERIALS AND
                            |----|        |----|               SHAREHOLDER COMMUNICATIONS ELECTRONICALLY IS SIMPLE AND FAST! Enroll
   01 David L. Burner                                          today at www.melloninvestor.com/isd for secure online access to your
   02 James V. Napier                                          proxy materials, statements, tax documents and other important shareholder correspondence.


                                                                                                         I PLAN TO ATTEND  |----|
                                                                                                              THE MEETING  |    |
                                                                                                                           |----|


(To withhold vote for any individual nominee write that name below.)


---------------------------------------------------------------------

2. In their discretion, upon other matters as they may properly come before the meeting.



SIGNATURE                                                   SIGNATURE                                               DATE
          -------------------------------------------------           ---------------------------------------------      ----------

PLEASE MARK, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

       INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN
           DAYLIGHT SAVINGS TIME THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


          INTERNET                                               TELEPHONE                                        MAIL
  http://www.eproxy.com/ec                                     1-800-435-6710                              Mark, sign and date
Use the Internet to vote your proxy.        OR         Use any touch-tone telephone to         OR            your proxy card
Have your proxy card in hand when                      vote your proxy. Have your proxy                            and
you access the web site.                               card in hand when you call.                          return it in the
                                                                                                          enclosed postage-paid
                                                                                                               envelope.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT http://www.eproxy.com/ec

                              ENGELHARD CORPORATION

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
               FOR THE ANNUAL MEETING OF SHAREHOLDERS-MAY 6, 2004

     The undersigned  hereby  constitutes and appoints Barry W. Perry and Arthur
A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at the Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830-3010 on Thursday, May 6, 2004 at 9:00 a.m. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.

     The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendation of the Board of Directors. This proxy, if properly executed and delivered, will revoke all prior proxies related to the shares.

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

     Dear Shareholder(s)

     Enclosed you will find material relating to the Company's 2004 Annual Meeting of Shareholders. The notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

     Whether or not you expect to attend the Annual Meeting, please complete the reverse side of the attached proxy card and return promptly in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

                                                           ENGELHARD CORPORATION